Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253600 and 333-253604 on Form S-3 and Registration Statement No. 333-257755 on Form S-8 of our reports dated March 1, 2022, relating to the financial statements of Healthcare Trust of America, Inc. and subsidiaries and the effectiveness of Healthcare Trust of America, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 1, 2022